Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports Third Quarter 2020 Results

Nashville, Tenn., October 26, 2020 – HCA Healthcare, Inc. (NYSE: HCA) today announced its completed financial and operating results for the third quarter ended September 30, 2020.

Key third quarter metrics (all percentage changes compare 3Q 2020 to 3Q 2019 unless otherwise noted):

•	Revenues totaled $13.311 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $668 million, or $1.95 per diluted share

•	Adjusted EBITDA totaled $2.053 billion

•	Results include reversal of $822 million, or $1.72 per diluted share, in government stimulus income from CARES Act funds

•	Cash flows from operating activities totaled $2.717 billion

•	Same facility admissions and same facility equivalent admissions declined 3.8 percent and 9.0 percent, respectively

Consistent with the Company’s preview of third quarter 2020 results, revenues in the third quarter of 2020 increased to $13.311 billion, compared to $12.694 billion in the third quarter of 2019. Net income attributable to HCA Healthcare, Inc. totaled $668 million, or $1.95 per diluted share, compared to $612 million, or $1.76 per diluted share, in the third quarter of 2019. Results for the third quarter of 2020 include a reversal of $822 million, or $1.72 per diluted share, in government stimulus income recorded in the second quarter of 2020 related to general distribution funds received from the Provider Relief Fund established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and $14 million, or $0.03 per diluted share, of gains on sales of facilities. Third quarter of 2019 results included losses on retirement of debt of $211 million, or $0.47 per diluted share.

For the third quarter of 2020, Adjusted EBITDA totaled $2.053 billion, compared to $2.285 billion in the third quarter of 2019. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions and equivalent admissions declined 3.8 percent and 9.0 percent, respectively, in the third quarter of 2020, compared to the prior year period. Same facility emergency room visits declined 20.3 percent in the third quarter of 2020, compared to the prior year period. Same facility inpatient surgeries declined 6.8 percent, and same facility outpatient surgeries declined 6.3 percent in the third quarter of 2020, compared to the same period of 2019. Same facility revenue per equivalent admission increased 14.8 percent in the third quarter of 2020, compared to the third quarter of 2019, due to increases in acuity of patients treated and favorable payer mix in the quarter.

Nine Months Ended September 30, 2020

Revenues for the nine months ended September 30, 2020 totaled $37.240 billion, compared to $37.813 billion in the same period of 2019. Net income attributable to HCA Healthcare, Inc. was $2.328 billion, or $6.79 per diluted share, compared to $2.434 billion, or $6.98 per diluted share, for the first nine months of 2019. Results for the nine months ended September 30, 2020 include losses on sales of facilities of $6 million, or $0.03 per diluted share, and losses on retirement of debt of $295 million, or $0.66 per diluted share. Results for the nine months ended September 30, 2019 included gains on sales of facilities of $17 million, or $0.04 per diluted share, and losses on retirement of debt of $211 million, or $0.47 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2020, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $6.588 billion, total debt of $30.964 billion, and total assets of $51.016 billion. During the third quarter of 2020, capital expenditures totaled $489 million, excluding acquisitions. Cash flows provided by operating activities in the third quarter totaled $2.717 billion, compared to $2.126 billion in the third quarter of 2019.

CARES Act

During the early days of the pandemic, the Company took a conservative approach which included a number of actions to meet the operational and financial challenges this global health crisis was expected to present. Many aspects of our approach were outlined in our first quarter release.

As noted in our October 8, 2020 release, HCA Healthcare will return, or repay early, all of its share of Provider Relief Fund distributions of approximately $1.6 billion and approximately $4.4 billion in Medicare accelerated payments. The Company is working with the appropriate government agencies to arrange the payment of these funds. The Company expects to fund the entire amount of such payments from available cash and future cash flows from operations.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://investor.hcahealthcare.com/events-and-presentations.

About the Company

As of September 30, 2020, HCA Healthcare operated 187 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 21 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s capital allocation, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, related to the length and severity of the pandemic; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact and terms of government and administrative regulation and stimulus (including the Families First Coronavirus Response Act, the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act and other enacted legislation); changes in revenues due to declining patient volumes, changes in payor mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions; and the timing and availability of effective medical treatments and vaccines, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (3) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of court challenges to, any repeal of, or changes to, the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including single-payer proposals (often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (10) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions (and the impact thereof on the financial markets and banking industry) resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2019, our quarterly report on Form 10-Q for the quarter ended June 30, 2020 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$13,311	100.0%	$12,694	100.0%

Salaries and benefits	6,097	45.8	5,971	47.0
Supplies	2,128	16.0	2,090	16.5
Other operating expenses	2,251	16.9	2,352	18.5
Government stimulus income reversal	822	6.2	—	—
Equity in earnings of affiliates	(40)	(0.3)	(4)	—
Depreciation and amortization	694	5.2	647	5.1
Interest expense	385	2.9	448	3.5
Gains on sales of facilities	(14)	(0.1)	—	—
Losses on retirement of debt	—	—	211	1.7

	12,323	92.6	11,715	92.3

Income before income taxes	988	7.4	979	7.7

Provision for income taxes	209	1.5	215	1.7

Net income	779	5.9	764	6.0

Net income attributable to noncontrolling interests	111	0.9	152	1.2

Net income attributable to HCA Healthcare, Inc.	$668	5.0	$612	4.8

Diluted earnings per share	$1.95		$1.76

Shares used in computing diluted earnings per share (millions)	343.346		347.487

Comprehensive income attributable to HCA Healthcare, Inc.	$715		$582

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2020 and 2019

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$37,240	100.0%	$37,813	100.0%

Salaries and benefits	17,545	47.1	17,455	46.2
Supplies	5,999	16.1	6,249	16.5
Other operating expenses	6,825	18.3	7,013	18.6
Equity in earnings of affiliates	(48)	(0.1)	(23)	(0.1)
Depreciation and amortization	2,059	5.6	1,902	4.9
Interest expense	1,201	3.2	1,386	3.7
Losses (gains) on sales of facilities	6	—	(17)	—
Losses on retirement of debt	295	0.8	211	0.6

	33,882	91.0	34,176	90.4

Income before income taxes	3,358	9.0	3,637	9.6

Provision for income taxes	665	1.8	765	2.0

Net income	2,693	7.2	2,872	7.6

Net income attributable to noncontrolling interests	365	0.9	438	1.2

Net income attributable to HCA Healthcare, Inc.	$2,328	6.3	$2,434	6.4

Diluted earnings per share	$6.79		$6.98

Shares used in computing diluted earnings per share (millions)	343.014		348.712

Comprehensive income attributable to HCA Healthcare, Inc.	$2,273		$2,354

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30,	June 30,	December 31,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$6,588	$4,638	$621
Accounts receivable	6,433	6,139	7,380
Inventories	1,950	1,834	1,849
Other	1,295	1,420	1,346

Total current assets	16,266	14,031	11,196

Property and equipment, at cost	48,775	48,484	47,235
Accumulated depreciation	(25,834)	(25,413)	(24,520)

	22,941	23,071	22,715

Investments of insurance subsidiaries	390	364	315
Investments in and advances to affiliates	335	275	249
Goodwill and other intangible assets	8,570	8,578	8,269
Right-of-use operating lease assets	1,972	1,863	1,834
Other	542	527	480

	$51,016	$48,709	$45,058

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,270	$2,882	$2,905
Accrued salaries	1,971	1,631	1,775
Other accrued expenses	2,843	3,181	2,932
Government stimulus refund liability	6,123	4,999	—
Long-term debt due within one year	172	163	145

Total current liabilities	14,379	12,856	7,757

Long-term debt, less debt issuance costs and discounts of $245, $252 and $239	30,792	30,779	33,577
Professional liability risks	1,434	1,485	1,370
Right-of-use operating lease obligations	1,635	1,531	1,499
Income taxes and other liabilities	1,477	1,490	1,420

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(974)	(1,786)	(2,808)
Noncontrolling interests	2,273	2,354	2,243

Total equity (deficit)	1,299	568	(565)

	$51,016	$48,709	$45,058

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2020 and 2019

(Dollars in millions)

	2020	2019
Cash flows from operating activities:
Net income	$2,693	$2,872
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	930	(93)
Inventories and other assets	(36)	(95)
Accounts payable and accrued expenses	542	(118)
Government stimulus refund liability	6,123	—
Depreciation and amortization	2,059	1,902
Income taxes	(114)	51
Losses (gains) on sales of facilities	6	(17)
Losses on retirement of debt	295	211
Amortization of debt issuance costs and discounts	22	23
Share-based compensation	229	263
Other	66	98

Net cash provided by operating activities	12,815	5,097

Cash flows from investing activities:
Purchase of property and equipment	(2,087)	(2,884)
Acquisition of hospitals and health care entities	(380)	(1,592)
Disposition of hospitals and health care entities	68	49
Change in investments	(40)	35
Other	(44)	17

Net cash used in investing activities	(2,483)	(4,375)

Cash flows from financing activities:
Issuance of long-term debt	2,700	6,451
Net change in revolving credit facilities	(2,480)	(30)
Repayment of long-term debt	(3,403)	(5,289)
Distributions to noncontrolling interests	(393)	(404)
Payment of debt issuance costs	(35)	(71)
Payment of cash dividends	(153)	(414)
Repurchase of common stock	(441)	(759)
Other	(156)	(145)

Net cash used in financing activities	(4,361)	(661)

Effect of exchange rate changes on cash and cash equivalents	(4)	(4)

Change in cash and cash equivalents	5,967	57
Cash and cash equivalents at beginning of period	621	502

Cash and cash equivalents at end of period	$6,588	$559

Interest payments	$1,230	$1,492

Income tax payments, net	$779	$714

HCA Healthcare, Inc.

Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2020	2019	2020	2019
Operations:
Number of Hospitals	187	184	187	184
Number of Freestanding Outpatient Surgery Centers	121	125	121	125
Licensed Beds at End of Period	49,473	48,588	49,473	48,588
Weighted Average Licensed Beds	49,479	48,535	49,333	48,335
Reported:
Admissions	506,756	527,284	1,487,992	1,568,733
% Change	-3.9%		-5.1%
Equivalent Admissions	835,576	918,964	2,477,747	2,712,339
% Change	-9.1%		-9.8%
Revenue per Equivalent Admission	$15,930	$13,814	$15,214	$13,941
% Change	15.3%		9.1%
Inpatient Revenue per Admission	$16,265	$14,192	$15,531	$14,297
% Change	14.6%		8.6%
Patient Days	2,593,139	2,530,221	7,476,794	7,667,666
% Change	2.5%		-2.5%
Equivalent Patient Days	4,275,481	4,410,715	12,299,326	13,257,395
% Change	-3.1%		-7.2%
Inpatient Surgery Cases	133,492	143,215	387,228	421,051
% Change	-6.8%		-8.0%
Outpatient Surgery Cases	232,493	249,177	629,723	743,464
% Change	-6.7%		-15.3%
Emergency Room Visits	1,813,661	2,269,364	5,594,484	6,810,141
% Change	-20.1%		-17.9%
Outpatient Revenues as a Percentage of Patient Revenues	35.5%	39.0%	35.0%	38.7%
Average Length of Stay (days)	5.117	4.799	5.025	4.888
Occupancy	57.0%	56.7%	55.3%	58.1%

Same Facility:
Admissions	493,466	513,170	1,448,444	1,529,423
% Change	-3.8%		-5.3%
Equivalent Admissions	809,284	889,324	2,371,103	2,630,608
% Change	-9.0%		-9.9%
Revenue per Equivalent Admission	$15,721	$13,691	$15,024	$13,836
% Change	14.8%		8.6%
Inpatient Revenue per Admission	$16,239	$14,209	$15,525	$14,325
% Change	14.3%		8.4%
Inpatient Surgery Cases	129,831	139,345	376,189	409,556
% Change	-6.8%		-8.1%
Outpatient Surgery Cases	224,496	239,530	607,904	716,274
% Change	-6.3%		-15.1%
Emergency Room Visits	1,767,372	2,217,713	5,467,829	6,668,965
% Change	-20.3%		-18.0%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Nine Months
	Third Quarter		Ended September 30,
	2020	2019	2020	2019
Revenues	$13,311	$12,694	$37,240	$37,813
Net income attributable to HCA Healthcare, Inc.	$668	$612	$2,328	$2,434
Losses (gains) on sales of facilities (net of tax)	(10)	—	9	(13)
Losses on retirement of debt (net of tax)	—	162	227	162

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	658	774	2,564	2,583
Depreciation and amortization	694	647	2,059	1,902
Interest expense	385	448	1,201	1,386
Provision for income taxes	205	264	730	810
Net income attributable to noncontrolling interests	111	152	365	438

Adjusted EBITDA (a)	$2,053	$2,285	$6,919	$7,119

Adjusted EBITDA margin (a)	15.4%	18.0%	18.6%	18.8%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$1.95	$1.76	$6.79	$6.98
Losses (gains) on sales of facilities	(0.03)	—	0.03	(0.04)
Losses on retirement of debt	—	0.47	0.66	0.47

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$1.92	$2.23	$7.48	$7.41

Shares used in computing diluted earnings per share (millions)	343.346	347.487	343.014	348.712

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.